Exhibit 4(a)(iv)

Executed in
100 Counterparts
of which this is
Counterpart No. ___

IDAHO POWER COMPANY

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS

AND

STANLEY BURG,

As Trustees under its Mortgage and Deed of Trust dated as of October 1, 1937.

_______________

Thirty-ninth Supplemental Indenture
providing among other things for Bonds of Pollution Control Series B
Dated as of October 1, 2003

__________________________________

This table of contents shall not have any bearing upon the interpretation of this Supplemental Indenture.

SUPPLEMENTAL INDENTURE, dated as of the first day of October, 2003, made and entered into by and between IDAHO POWER COMPANY, a corporation of the State of Idaho (successor by merger to Idaho Power Company, a corporation of the State of Maine, hereinafter sometimes called the "Maine Company"), whose address is 1221 West Idaho Street, Boise, Idaho 83702-5627 (hereinafter sometimes called the "Company"), party of the first part, and DEUTSCHE BANK TRUST COMPANY AMERICAS, formerly known as Bankers Trust Company, a corporation of the State of New York, whose post office address is 60 Wall Street, New York, New York 10005 (hereinafter sometimes called the "Corporate Trustee"), and Stanley Burg (hereinafter sometimes called the "Individual Trustee"), parties of the second part (the Corporate Trustee and the Individual Trustee being hereinafter together sometimes called the "Trustees"), as Trustees under the Mortgage and Deed of Trust dated as of October 1, 1937 hereinafter referred to; and

WHEREAS, the Maine Company has heretofore executed and delivered to the Trustees its Mortgage and Deed of Trust (hereinafter sometimes referred to as the "Original Indenture"), dated as of October 1, 1937, to secure the payment both of the principal of and interest and premium, if any, on all Bonds at any time issued and outstanding thereunder and to declare the terms and conditions upon which Bonds are to be issued thereunder; and

WHEREAS, the Maine Company was merged into the Company on June 30, 1989; and

WHEREAS, in order to evidence the succession of the Company to the Maine Company and the assumption by the Company of the covenants and conditions of the Maine Company in the Bonds and in the Original Indenture, as supplemented, contained, and to enable the Company to have and exercise the powers and rights of the Maine Company under the Original Indenture, as supplemented, in accordance with the terms thereof, the Company executed and delivered to the Trustees a Twenty-eighth Supplemental Indenture, dated as of June 30, 1989 (which supplemental indenture is hereinafter sometimes called the "Twenty-eighth Supplemental Indenture"); and

WHEREAS, said Twenty-eighth Supplemental Indenture was recorded in the records of the County of Elko, Nevada; the Counties of Baker, Grant, Harney, Malheur, Union and Wallowa, Oregon; the Counties of Ada, Adams, Bannock, Bear Lake, Bingham, Blaine, Boise, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Elmore, Gem, Gooding, Idaho, Jefferson, Jerome, Lemhi, Lincoln, Minidoka, Oneida, Owyhee, Payette, Power, Twin Falls, Valley and Washington, Idaho; the Counties of Lincoln and Sweetwater, Wyoming; and with the Secretary of State of Montana; and

WHEREAS, in accordance with the terms of the Original Indenture, the Maine Company or the Company has executed and delivered to the Trustees the following supplemental indentures in addition to the Twenty-eighth Supplemental Indenture:

Designation	Dated as of
First Supplemental Indenture	July 1, 1939
Second Supplemental Indenture	November 15, 1943
Third Supplemental Indenture	February 1, 1947
Fourth Supplemental Indenture	May 1, 1948
Fifth Supplemental Indenture	November 1, 1949
Sixth Supplemental Indenture	October 1, 1951
Seventh Supplemental Indenture	January 1, 1957
Eighth Supplemental Indenture	July 15, 1957
Ninth Supplemental Indenture	November 15, 1957
Tenth Supplemental Indenture	April 1, 1958
Eleventh Supplemental Indenture	October 15, 1958
Twelfth Supplemental Indenture	May 15, 1959
Thirteenth Supplemental Indenture	November 15, 1960
Fourteenth Supplemental Indenture	November 1, 1961
Fifteenth Supplemental Indenture	September 15, 1964
Sixteenth Supplemental Indenture	April 1, 1966
Seventeenth Supplemental Indenture	October 1, 1966
Eighteenth Supplemental Indenture	September 1, 1972
Nineteenth Supplemental Indenture	January 15, 1974
Twentieth Supplemental Indenture	August 1, 1974
Twenty-first Supplemental Indenture	October 15, 1974
Twenty-second Supplemental Indenture	November 15, 1976
Twenty-third Supplemental Indenture	August 15, 1978
Twenty-fourth Supplemental Indenture	September 1, 1979
Twenty-fifth Supplemental Indenture	November 1, 1981
Twenty-sixth Supplemental Indenture	May 1, 1982
Twenty-seventh Supplemental Indenture	May 1, 1986
Twenty-ninth Supplemental Indenture	January 1, 1990
Thirtieth Supplemental Indenture	January 1, 1991
Thirty-first Supplemental Indenture	August 15, 1991
Thirty-second Supplemental Indenture	March 15, 1992
Thirty-third Supplemental Indenture	April 1, 1993
Thirty-fourth Supplemental Indenture	December 1, 1993
Thirty-fifth Supplemental Indenture	November 1, 2000
Thirty-sixth Supplemental Indenture	October 1, 2001
Thirty-seventh Supplemental Indenture	April 1, 2003
Thirty-eighth Supplemental Indenture	May 15, 2003

each of which is supplemental to the Original Indenture (the Original Indenture and all indentures supplemental thereto together being hereinafter sometimes referred to as the "Indenture"); and

WHEREAS, the Original Indenture and said Supplemental Indentures (except said Fifteenth Supplemental Indenture) have each been recorded in the records of the County of Elko, Nevada; the Counties of Baker, Grant, Harney, Malheur, Union and Wallowa, Oregon; the Counties of Ada, Adams, Bannock, Bear Lake, Bingham, Blaine, Boise, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Elmore, Gem, Gooding, Idaho, Jefferson, Jerome, Lemhi, Lincoln, Minidoka, Oneida, Owyhee, Payette, Power, Twin Falls, Valley and Washington, Idaho; the Counties of Lincoln and Sweetwater, Wyoming; and with the Secretary of State of Montana; and

WHEREAS, the Maine Company or the Company has heretofore issued Bonds, under and in accordance with the terms of the Indenture in the following series and aggregate principal amounts:

Series	Principal Amount Issued	Principal Amount Outstanding
3-3/4% Series due 1967	$18,000,000	None
3-1/8% Series due 1973	18,000,000	None
2-3/4% Series due 1977	5,000,000	None
3% Series due 1978	10,000,000	None
2-3/4% Series due 1979	12,000,000	None
3-1/4% Series due 1981	15,000,000	None
4-1/2% Series due 1987	20,000,000	None
4-3/4% Series due 1987	15,000,000	None
4% Series due April 1988	10,000,000	None
4-1/2% Series due October 1988	15,000,000	None
5% Series due 1989	15,000,000	None
4-7/8% Series due 1990	15,000,000	None
4-1/2% Series due 1991	10,000,000	None
5-1/4% Series due 1996	20,000,000	None
6-1/8% Series due 1996	30,000,000	None
7-3/4% Series due 2002	30,000,000	None
8-3/8% Series due 2004	35,000,000	None
10% Series due 2004	50,000,000	None
8-1/2% Series due 2006	30,000,000	None
9% Series due 2008	60,000,000	None
10-1/4% Series due 2003	62,000,000	None
First Mortgage Bonds, 1984 Series	10,100,000	None
16.10% Series due 1991-1992	50,000,000	None
Pollution Control Series A	49,800,000	49,800,000
8.65% Series due 2000	80,000,000	None
9.50% Series due 2021	75,000,000	None
9.52% Series due 2031	25,000,000	None
8% Series due 2004	50,000,000	50,000,000
8 3/4% Series due 2027	50,000,000	None
Secured Medium-Term Notes, Series A	190,000,000	None
Secured Medium-Term Notes, Series B	197,000,000	140,000,000
Secured Medium-Term Notes, Series C	200,000,000	200,000,000
Secured Medium-Term Notes, Series D	200,000,000	200,000,000
Secured Medium-Term Notes, Series E	140,000,000	140,000,000

which bonds are hereinafter sometimes called bonds of the First through Thirty-fourth Series; and

WHEREAS, the Company, in accordance with the provisions of the Indenture and pursuant to appropriate resolutions of its Board of Directors, has duly determined to make, execute and deliver to the Trustees this Thirty-ninth Supplemental Indenture for the purposes herein provided, including the issuance of a Thirty-fifth Series of Bonds under the Indenture, in the aggregate principal amount of up to Forty-nine Million Eight Hundred Thousand Dollars ($49,800,000), to be designated as "First Mortgage Bonds, Pollution Control Series B" (herein sometimes called the "Bonds of Pollution Control Series B"); and

WHEREAS, it is also now desired, for the purpose of more effectually carrying out the purposes of the Original Indenture, to confirm specifically the subjection to the lien thereof and of the Indenture of the certain property acquired by the Company in addition to the property specifically described in the Original Indenture and in said First, Second, Third, Fourth, Fifth, Sixth, Seventh, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twenty-first, Twenty-second, Twenty-third, Twenty-fourth, Twenty-fifth, Twenty-sixth, Twenty-seventh, Twenty-eighth, Twenty-ninth, Thirtieth, Thirty-first, Thirty-second, Thirty-third, Thirty-fourth, Thirty-fifth, Thirty-sixth and Thirty-seventh Supplemental Indentures; and

WHEREAS, all things necessary to make said Bonds of Pollution Control Series B, when duly authenticated by the Corporate Trustee and issued by the Company, valid and legally binding obligations of the Company and to make the Original Indenture, as heretofore supplemented and as supplemented hereby, a valid and legally binding instrument for the security thereof, have been performed, and the execution and delivery of this Thirty-ninth Supplemental Indenture and the issue of said Bonds as in this Thirty-ninth Supplemental Indenture provided have been in all respects duly authorized:

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in order to secure the payment both of the principal of and interest and premium, if any, on all Bonds at any time issued and outstanding under the Indenture, according to their tenor and effect, and the performance of all the provisions of the Indenture and of said Bonds, the Company has duly executed and delivered to the Trustees this Thirty-ninth Supplemental Indenture and has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto Stanley Burg and (to the extent of its legal capacity to hold the same for the purposes hereof) unto Deutsche Bank Trust Company Americas, as Trustees as aforesaid, and to their successor or successors in said trust, and to them and their successors, heirs and assigns forever, all property, whether real, personal or mixed (except any hereinafter expressly excepted), and wheresoever situated, acquired since the date of said Original Indenture by and now or hereafter owned by the Company including the following described properties, rights and interests in property (in addition to all other properties heretofore subjected to the lien of the Indenture and not heretofore released from the lien thereof)--that is to say:

PROPERTIES ACQUIRED OR CONSTRUCTED

GENERATING PLANTS

None

TRANSMISSION LINES & SYSTEMS

203 Boulder	2 Miles 138KV	Valley County, Idaho
466 Wye-Cloverdale (conductor only)	3.5 Miles 138KV	Ada County, Idaho
708 Kuna-Kuna Jet	4.5 Miles 138KV	Ada County, Idaho

DISTRIBUTION LINES & SYSTEMS

34, 35, 36, 37 and 38 - Branches and extensions of the Company's Distribution Lines and Systems situated in the States of Idaho and Oregon.

SUBSTATIONS

Kuna Substation	Ada County, Idaho

FRANCHISES

None

ALL OTHER LANDS, IMPROVEMENTS, BUILDINGS AND OTHER SUBSTATIONS

None

All other property, whether real, personal or mixed (except any hereinafter expressly excepted), and wheresoever situated, acquired since the date of said Original Indenture by and now or hereafter owned by the Company.

TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders, and (subject to the provisions of Section 57 of the Original Indenture) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

It is not intended herein or hereby to include in or subject to the lien of the Indenture, and the granting clauses hereof shall not be deemed to apply to, (1) any revenues, earnings, rents, issues, income or profits of the mortgaged and pledged property, or any bills, notes or accounts receivable, contracts or choses in action, except to the extent permitted by law in case a completed default specified in Section 65 of the Indenture shall have occurred and be continuing and either or both of the Trustees, or a receiver or trustee, shall have entered upon or taken possession of the mortgaged and pledged property, or (2) in any case, unless specifically subjected to the lien thereof, any bonds, notes, evidences of indebtedness, shares of stock, or other securities or any cash (except cash deposited with the Corporate Trustee pursuant to any provisions of the Indenture) or any goods, wares, merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto the Individual Trustee and (to the extent of its legal capacity to hold the same for the purposes hereof) unto the Corporate Trustee, and their successors, heirs and assigns forever;

IN TRUST, NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisions and covenants as are set forth in the Original Indenture, as amended or modified by said First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-first, Twenty-second, Twenty-third, Twenty-fourth, Twenty-fifth, Twenty-sixth, Twenty-seventh, Twenty-eighth, Twenty-ninth, Thirtieth, Thirty-first, Thirty-second, Thirty-third, Thirty-fourth, Thirty-fifth and Thirty-sixth, Thirty-seventh and Thirty-eighth Supplemental Indentures and this Thirty-ninth Supplemental Indenture.

And it is hereby covenanted, declared and decreed by and between the parties hereto, for the benefit of those who shall hold the Bonds and interest coupons, or any of them, issued and to be issued under the Indenture, as follows:

ARTICLE I

Description of Bonds of Pollution Control Series B

SECTION 1.  The Thirty-fifth Series of Bonds to be executed, authenticated and delivered under and secured by the Indenture shall be Bonds of Pollution Control Series B, designated as "First Mortgage Bonds, Pollution Control Series B" of the Company.  The Bonds of Pollution Control Series B shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, all of the terms, conditions and covenants of the Original Indenture, except insofar as the terms and provisions of the Original Indenture have been or are amended or modified by said First through Thirty-eighth Supplemental Indentures or by this Thirty-ninth Supplemental Indenture.  The Bonds of Pollution Control Series B shall mature on December 1, 2024, and shall be issued as registered Bonds without coupons in denominations of $5,000 and in any multiple thereof, and shall bear interest from October 22, 2003 at such rate or rates (which may be either fixed or variable) borne by the 2003 Pollution Control Revenue Refunding Bonds (as hereinafter defined), which rate or rates, in no event, shall exceed 12% per annum.  The principal of and interest on the Bonds of Pollution Control Series B shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts.

Interest on Bonds of Pollution Control Series B shall be payable on the same dates (each an interest payment date) as interest on the 2003 Pollution Control Revenue Refunding Bonds.

Each Bond of Pollution Control Series B shall be dated the date of its authentication.

The Bonds of Pollution Control Series B, in definitive form, shall be, at the option of the Company, fully engraved or shall be lithographed or printed on steel engraved borders or shall be partially lithographed or printed and partially engraved on steel engraved borders or shall be printed on safety paper or shall be typewritten.

The Company shall receive a credit against its obligation to make any payment of principal of or interest on the Bonds of Pollution Control Series B, whether at maturity, upon redemption, acceleration or otherwise, in an amount equal to, and such obligation shall be fully or partially, as the case may be, satisfied and discharged, to the extent of the amount, if any, paid by the Company, or otherwise satisfied and discharged, in respect of the 2003 Pollution Control Revenue Refunding Bonds, in accordance with the Loan Agreement, dated October 1, 2003, between the Company and Humboldt County, Nevada (the "Issuer").

The Corporate Trustee may conclusively presume that the obligation of the Company to pay the principal of and interest on the Bonds of the Pollution Control Series B as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the trustee (the "Indenture Trustee") under the Indenture of Trust, dated as of October 1, 2003, from the Issuer to Union Bank of California, N.A., as trustee (herein sometimes called the "2003 Humboldt County Indenture"), securing Humboldt County, Nevada Pollution Control Revenue Refunding Bonds (Idaho Power Company Project) Series 2003 (herein sometimes called the "2003 Pollution Control Revenue Refunding Bonds"), signed by its President, a Vice President, a Senior Trust Officer or a Trust Officer, stating that the corresponding payment of principal of or interest on the 2003 Pollution Control Revenue Refunding Bonds has become due and payable and has not been fully paid, and specifying the amount of funds required to make such payment.

The Company shall be obligated to redeem the Bonds of Pollution Control Series B at the time and in the same principal amount as any 2003 Pollution Control Revenue Refunding Bonds that have been called for redemption or have been otherwise declared due and payable prior to maturity (including a declaration resulting from a failure to pay the principal of and interest on 2003 Pollution Control Revenue Refunding Bonds called for redemption) pursuant to any provision of the 2003 Humboldt County Indenture.  The Bonds of Pollution Control Series B shall be redeemed by the Company within 90 days of receipt of written notice of a call for redemption or such declaration of maturity from the Indenture Trustee signed by its President, a Vice President, a Senior Trust Officer or a Trust Officer (the "Redemption Demand"), at a redemption price equal to 100% of the principal amount thereof plus any accrued interest thereon; provided, however, to the extent the Company pays or otherwise satisfies and discharges the principal amount of and the interest accrued on the Bonds of the 2003 Pollution Control Revenue Refunding Bonds in accordance with the Loan Agreement, the Company's obligation to pay the redemption price of such Bonds of Pollution Control Series B shall be deemed satisfied.  Promptly after receipt of the redemption price, the Indenture Trustee shall surrender the Bonds of Pollution Control Series B to be redeemed to the Corporate Trustee.  Upon the surrender of Bonds of Pollution Control Series B which are to be redeemed only in part, the Company shall execute and the Corporate Trustee shall authenticate new Bonds of Pollution Control Series B in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Bonds of Pollution Control Series B so surrendered.  If a Redemption Demand is rescinded by the Indenture Trustee by written notice to the Corporate Trustee and the Company prior to the expiration of such 90 day period, the Redemption Demand shall be automatically annulled; but no such rescission shall extend to or affect any subsequent Redemption Demand.

At the time any 2003 Pollution Control Revenue Refunding Bonds cease to be outstanding (other than by reason of the payment of principal of or interest on the 2003 Pollution Control Revenue Refunding Bonds by the Insurer (as defined in the 2003 Humboldt County Indenture) and other than those 2003 Pollution Control Revenue Refunding Bonds in lieu of or in exchange or substitution for which other 2003 Pollution Control Revenue Refunding Bonds shall have been authenticated and delivered), a corresponding principal amount of Bonds of Pollution Control Series B bearing interest at the same rate and maturing on the same date as such 2003 Pollution Control Revenue Refunding Bonds shall be deemed to be no longer outstanding and the Indenture Trustee shall surrender such bonds in such amounts to the Corporate Trustee.

To the extent Substitute Collateral (as defined in the 2003 Humboldt County Indenture) is delivered to the Indenture Trustee and the other conditions specified in Section 4.04(f) of the Loan Agreement are satisfied, the Indenture Trustee shall surrender to the Corporate Trustee a corresponding principal amount of Bonds of Pollution Control Series B.

On any day on which the 2003 Pollution Control Revenue Refunding Bonds are subject to mandatory purchase pursuant to the 2003 Humboldt County Indenture, upon satisfaction of the conditions set forth in Section 4.04(g) of the Loan Agreement, the Company may provide for the release of Bonds of Pollution Control Series B and the Indenture Trustee shall surrender such Bonds of Pollution Control Series B to the Corporate Trustee.

SECTION 2.  At the option of the registered holder, any Bonds of Pollution Control Series B, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, together with a written instrument of transfer (if so required by the Company or by the Trustees) in form approved by the Company duly executed by the registered holder or by his duly authorized attorney, shall be exchangeable for a like aggregate principal amount of Bonds of Pollution Control Series B of other authorized denominations.

Bonds of Pollution Control Series B shall not be transferable except to any successor trustee under the 2003 Humboldt County Indenture, any such transfer to be made at the office or agency of the Company in the Borough of Manhattan, The City of New York.

SECTION 3.  The Bonds of Pollution Control Series B shall be substantially of the tenor and purport recited in the Original Indenture, and the form thereof shall be as established by resolution of the Board of Directors or the Executive Committee of the Board of Directors of the Company, which resolution may provide that any provisions of such form of Bond may appear on the reverse of such form.

SECTION 4.  Until Bonds of Pollution Control Series B in definitive form are ready for delivery, the Company may execute, and upon its request in writing, the Corporate Trustee shall authenticate and deliver, in lieu thereof, Bonds of Pollution Control Series B in temporary form, as provided in Section 15 of the Original Indenture.

SECTION 5.  Bonds of Pollution Control Series B may bear such legends as may be necessary to comply with any law or with any rules or regulations made pursuant thereto or with the rules or regulations of any stock exchange or to conform to usage with respect thereto, and shall bear a legend concerning the restriction on transfer of the Bonds of Pollution Control Series B, as stated in Section 2 hereof, and a legend concerning voting restrictions on the Bonds of Pollution Control Series B, as stated in Section 6 hereof.

SECTION 6.  The holder of the Bonds of Pollution Control Series B shall attend such meeting or meetings of bondholders under the Indenture or, at its option, deliver its proxy in connection therewith, as related to matters with respect to which it is entitled to vote or consent.  So long as no Event of Default (as defined in the 2003 Humboldt County Indenture) shall have occurred and be continuing, either at any such meeting or meetings, or otherwise when the consent of the holders of the Bonds issued under the Indenture is sought without a meeting, the holder of the Bonds of Pollution Control Series B shall vote, or shall consent with respect thereto, proportionately with the vote or consent of the holders of all other Bonds of the Company then outstanding under the Indenture, the holders of which are eligible to vote or consent, as indicated in a Bondholder's Certificate (as hereinafter defined) delivered to the holder of the Bonds of Pollution Control Series B; provided, however, that the holder of the Bonds of Pollution Control Series B shall not vote as such holder in favor of, or give its consent to, any amendment or modification of the Indenture which, if it were an amendment or modification of the 2003 Humboldt County Indenture, would not be described in Section 12.01 of the 2003 Humboldt County Indenture without (a) the prior consent and approval, obtained in the manner prescribed in Section 12.02 of the 2003 Humboldt County Indenture, of owners of the 2003 Pollution Control Revenue Refunding Bonds which would be required under said Section 12.02 for such an amendment or modification of the 2003 Humboldt County Indenture and (b) the consent of the Insurer (as defined in the 2003 Humboldt County Indenture), unless an Insurer Default (as defined in the 2003 Humboldt County Indenture) shall have occurred and be continuing, in which event the consent of each Bank (as defined in the 2003 Humboldt County Indenture) or each Obligor (as defined in the 2003 Humboldt County Indenture) on an Alternate Liquidity Facility (as defined in the 2003 Humboldt County Indenture), as the case may be, shall be required.

For purposes of this Section 6, "Bondholder's Certificate" means a certificate signed by the temporary chairman, the temporary secretary, the permanent chairman, the permanent secretary, or an inspector of votes at any meeting or meetings of bondholders under the Indenture, or by the Corporate Trustee in the case of consents of such bondholders which are sought without a meeting, which states what the signer thereof reasonably believes will be the proportionate votes or consents of the holders of all Bonds (other than the Bonds of Pollution Control Series B) outstanding under the Indenture and counted for the purposes of determining whether such bondholders have approved or consented to the matter put before them.

ARTICLE II

Issue of Bonds of Pollution Control Series B.

SECTION 7.  The Bonds of Pollution Control Series B for the aggregate principal amount of Forty-nine Million Eight Hundred Thousand Dollars ($49,800,000) may be executed by the Company and delivered to the Corporate Trustee and shall be authenticated by the Corporate Trustee and delivered to or upon the order or orders of the Company, evidenced by a writing or writings signed by the Company by its President or a Vice President and its Treasurer or an Assistant Treasurer, pursuant to and upon compliance with the provisions of Article V, Article VI or Article VII of the Indenture.

ARTICLE III

Covenants.

The Company hereby covenants, warrants and agrees:

SECTION 8.  That all the terms, conditions, provisos, covenants and provisions contained in the Indenture shall affect and apply to the property hereinabove described and conveyed and to the estate, rights, obligations and duties of the Company and Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as trustees of said property, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Original Indenture and had been specifically and at length described in and conveyed to the Individual Trustee and (to the extent of its legal capacity to hold the same for the purposes of the Indenture) the Corporate Trustee by the Original Indenture as a part of the property therein stated to be conveyed.

SECTION 9.  That it is lawfully seized and possessed of all of the mortgaged and pledged property described in the granting clauses of the Indenture, which has not heretofore been released from the lien thereof; that it had or has, at the respective times of execution and delivery of the Original Indenture, the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-first (as corrected by the Twenty-second), Twenty-second, Twenty-third, Twenty-fourth, Twenty-fifth, Twenty-sixth, Twenty-seventh, Twenty-eighth, Twenty-ninth, Thirtieth, Thirty-first, Thirty-second, Thirty-third, Thirty-fourth, Thirty-fifth, Thirty-sixth, Thirty-seventh and Thirty-eighth Supplemental Indentures, and this Thirty-ninth Supplemental Indenture, good right and lawful authority to mortgage and pledge the mortgaged and pledged property described therein, as provided in and by the Indenture; and that such mortgaged and pledged property is, at the actual date of the initial issue of the Bonds of Pollution Control Series B, free and clear of any mortgage, lien, charge or encumbrance thereon or affecting the title thereto (other than excepted encumbrances) prior to the lien of the Indenture, except as set forth in the granting clauses of the Indenture.

SECTION 10.  That it will deliver to the Corporate Trustee annually, within ninety (90) days after the close of each fiscal year, commencing with the fiscal year 2003, a certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company's compliance with all conditions and covenants under the Indenture.  For purposes of this Section 10, such compliance shall be determined without regard to any period of grace or requirement of notice provided under the Indenture.

ARTICLE IV

The Trustees.

The Trustees hereby accept the trust hereby declared and provided and agree to perform the same upon the terms and conditions in the Original Indenture, as heretofore supplemented and as supplemented by this Thirty-ninth Supplemental Indenture, and in this Thirty-ninth Supplemental Indenture set forth, and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirty-ninth Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company only.

ARTICLE V

Miscellaneous Provisions.

All terms contained in the Thirty-ninth Supplemental Indenture shall, for all purposes hereof, have the meanings given to such terms in Article I of the Original Indenture, as amended by Article IV of the Second Supplemental Indenture.

Except as hereby expressly amended and supplemented, the Original Indenture heretofore amended and supplemented is in all respects ratified and confirmed, and all the terms and provisions thereof shall be and remain in full force and effect.

This Thirty-ninth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts together constitute but one and the same instrument.

IN WITNESS WHEREOF, Idaho Power Company, party hereto of the first part, caused its corporate name to be hereunto affixed and this instrument to be signed and sealed by its President or a Vice President and its corporate seal to be attested by its Secretary or an Assistant Secretary for and on its behalf, and Deutsche Bank Trust Company Americas, one of the parties hereto of the second part, in token of its acceptance of the trust hereby created has caused its corporate name to be hereunto affixed and this instrument to be signed and sealed by a Vice President and its corporate seal to be attested by an Associate and Stanley Burg, one of the parties hereto of the second part, has for all like purposes hereunto set his hand and affixed his seal, each on the date hereinafter acknowledged, as of the day and year first above written.

IDAHO POWER COMPANY

By:	/s/Darrel T. Anderson

Darrel T. Anderson
Vice President, Chief Financial Officer
and Treasurer

Attest:

/s/ Robert W. Stahman

Robert W. Stahman
Secretary

Executed, sealed and delivered by

IDAHO POWER COMPANY
in the presence of:

/s/ Teresa Meeker

/s/ Jeanne Richter

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/Susan Johnson

Susan Johnson
Vice President

Attest:

/s/Dorothy Robinson______________

Executed, sealed and delivered by

DEUTSCHE BANK TRUST
COMPANY AMERICAS,
in the presence of:

/s/ David J. Rocco

/s/ Jennifer Davis

By: /s/ Stanley Burg	[L.S.]

Stanley Burg

Executed, sealed and delivered by

STANLEY BURG,
in the presence of:

/s/ David J. Rocco

/s/ Jennifer Davis

STATE OF IDAHO    )

) ss.:

COUNTY OF ADA    )

On the 14th day of October, in the year 2003, before me personally came DARREL T. ANDERSON, to me known, who being by me duly sworn did depose and say that he resides at 1677 W. Spanish Bay Drive, Eagle, Idaho 83616; that he is the Vice President, Chief Financial Officer and Treasurer of Idaho Power Company, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order; the said DARREL T. ANDERSON, having personally appeared and known to me to be the Vice President, Chief Financial Officer and Treasurer of said corporation that executed the instrument, acknowledged to me that said corporation executed the same.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal the day and year in this certificate first above written.

/s/Mary Gray

Mary Gray
Notary Public, State of Idaho
Commission expires July 17, 2004

STATE OF NEW YORK        )

) ss.:

COUNTY OF NEW YORK    )

On the 17th day of October, in the year 2003, before me personally came Susan Johnson, to me known, who being by me duly sworn did depose and say that she resides at 154 East 46th Street, Brooklyn, New York; that she is a Vice President of Deutsche Bank Trust Company Americas, one of the corporations described in and which executed the above instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that she signed her name thereto by like order; the said Susan Johnson, having personally appeared and known to me to be a Vice President of said corporation that executed the instrument, acknowledged to me that said corporation executed the same.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal the day and year in this certificate first above written.

/s/ Tracy A. Salzmann

Tracy A. Salzmann
Notary Public, State of New York
Registration #01SA6040727
Qualified in New York County
My Commission Expires April 24, 2006

STATE OF NEW YORK       )

) ss.:

COUNTY OF NEW YORK   )

On the 17th day of October, in the year 2003, before me, Tracy A. Salzmann, a Notary Public in and for the State of New York in the County of New York, personally appeared and came STANLEY BURG, to me known and known to me to be the person described in and who executed the within and foregoing instrument and whose name is subscribed thereto and acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal the day and year in this certificate first above written.

/s/ Tracy A. Salzmann

Tracy A. Salzmann
Notary Public, State of New York
Registration #01SA6040727
Qualified in New York County
My Commission Expires April 24, 2006

STATE OF IDAHO    )

) ss.:

COUNTY OF ADA    )

DARREL T. ANDERSON, being first duly sworn, upon oath, deposes and says: that he is an officer, to wit, the Vice President, Chief Financial Officer and Treasurer of Idaho Power Company, a corporation, the mortgagor described in the foregoing indenture or mortgage, and makes this affidavit on behalf of said Idaho Power Company; that said indenture or mortgage is made in good faith without any design to hinder, delay or defraud creditors, to secure the indebtedness mentioned to be thereby secured.

/s/ Darrel T. Anderson

Subscribed and sworn to before me
this 14th day of October, 2003.

/s/ Mary Gray

Mary Gray

Notary Public, State of Idaho
Commission expires July 17, 2004

STATE OF NEW YORK       )

) ss.:

COUNTY OF NEW YORK   )

Susan Johnson, being first duly sworn, upon oath, deposes and says: that she is an officer, to wit, a Vice President of Deutsche Bank Trust Company Americas, a corporation, one of the mortgagees and trustees named in the foregoing indenture or mortgage, and makes this affidavit on behalf of said Deutsche Bank Trust Company Americas; that said indenture or mortgage is made in good faith without any design to hinder, delay or defraud creditors, to secure the indebtedness mentioned or provided for therein.

/s/ Susan Johnson

Susan Johnson
Vice President

Subscribed and sworn to before me
this 17th day of October, 2003.

/s/ Tracy A. Salzmann

Tracy A. Salzmann
Notary Public, State of New York
Registration #01SA6040727
Qualified in New York County
My Commission Expires April 24, 2006

STATE OF NEW YORK       )

) ss.:

COUNTY OF NEW YORK   )

STANLEY BURG, being first duly sworn, upon oath, deposes and says: that he is one of the mortgagees and trustees named in the foregoing indenture or mortgage; that said indenture or mortgage is made in good faith without any design to hinder, delay or defraud creditors, to secure the indebtedness mentioned or provided for therein.

/s/ Stanley Burg

Stanley Burg

Subscribed and sworn to before me
this [ ] day of October, 2003.

/s/ Tracy A. Salzmann

Tracy A. Salzmann
Notary Public, State of New York
Registration #01SA6040727
Qualified in New York County
My Commission Expires April 24, 2006